TITAN ENERGY WORLDWIDE, INC.
55820 Grand River, titaSuite 225
New Hudson, MI 48165

September 14, 2011

Mr. Thomas Black
22908 Country Club Drive
South Lyon, MI 48178

Dear Mr. Black:

This agreement (the “Separation Agreement”) is to confirm that Titan Energy Worldwide, Inc. (the “Company”) has accepted your resignation from your positions as Chief Operating Officer, Secretary and Director of the Company on the following terms and conditions.  Accordingly, you and the Company agree as follows.

1.    Resignation. The effective date of your resignation shall be September 9, 2011(the “Effective Date”).   Effective at the close of business on the Effective Date, you have no further authority to bind the Company as Chief Operating Officer, Secretary or Director.    In addition, as of the Effective Date, and except as otherwise provided herein, you will no longer be eligible for any additional compensation, including without limitation salary, bonuses, or benefits

2.    Severance Payment. The Company will pay you your current salary which is equal to the aggregate sum of $17,250, payable in two bi-weekly installments in the amount of $8,625 each.  Such sum is equal to your one (1) month salary, subject to normal withholdings and deductions.

3.    Accrued Salary.  You have accrued but unpaid salary in the amount of $60,000, which shall be payable by the Company in twelve (12) equal monthly installments in the amount of $5,000 each, commencing two (2) weeks after the full settlement of the severance payment set forth in Section 2 above.

4.    Unused Vacation Time.  All unused but accrued vacation time will be waived by you.  In consideration for such waiver, the Company agrees to pay you an aggregate of $24,750, payable in three bi-weekly installments in the amount of $8,250 each, subject to normal withholdings and deductions.  These amounts shall be payable after the payment of your accrued salary as set forth in Section 3 above.

5.    Outstanding Options.  You have previously received stock options to purchase up to 500,000 shares of the Company’s common stock (“Options”), which Options expire on December 14, 2011.  The Company agrees to extend the term of such Options for a period of one (1) year from the expiry thereof (the “Extension Period”), during which Extension Period, you may exercise such Options at a price of $0.25 per share in the event that during such Extension Period, the Company’s common stock shall close at a price of $0.25 per share or greater.

6.    Medical Benefits.  The Company agrees to continue to provide you with your current medical benefits for a period equal to the lesser of (i) four (4) months from the Effective Date; or (ii) such time as when you begin employment that provides you with medical benefits, regardless of whether such medical benefits provided by such new employer are equal to or comparable to that currently being provided to you by the Company.

7.    Failure to Make Timely Payments.  In the event the Company fails to make any of the payments set forth in paragraphs 2, 3, or 4 of this Separation Agreement on a timely basis, you shall immediately notify the Company in writing of such non-payment.  Upon receipt of such written notice, the Company shall have thirty (30) days to make the required payment to you and in the event that  payment is not made within such period, all remaining amounts due under paragraphs 2, 3 and 4 which remain unpaid shall immediately accelerate and become fully due and payable in their entirety, and you shall be entitled to all costs of collection of any amounts due, including reasonable attorneys fees, and interest at 8% per annum on the remaining balance.  Further, the provisions of paragraphs 12 (Non-Competition) and 13 (Non-Solicitation) shall become null and void in the event of any failure by the Company to make timely payments.

8.                Mutual Release.   In exchange for the benefits contained in this Separation Agreement, you and the Company hereby release and discharge the other, together with each and every of your and the Company’s predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, directors, officers, employees and agents, as applicable, whether present or former, from any and all claims, actions, causes of action, rights, benefits, compensation, or damages, including costs and attorneys’ fees, of whatever nature, whether known or unknown, suspected or unsuspected, matured or unmatured, now existing or arising in the future from any act, omission, event, occurrence, or non-occurrence prior to the Effective Date, arising out of or in any way related to your employment with the Company, your involvement in any and all transactions involving the Company (including the 2006  merger involving the Company), or any other business dealings involving you, the Company, or any of the Company’s predecessors, successors, or affiliates.

9.    Indemnification.  The Company agrees to indemnify you to the fullest extent permitted by the Company’s Bylaws for any costs or amounts for which you may be held liable arising out of, or by virtue of your separation from the Company or for any activities during your time as an officer of the Company. Nothing in this Separation Agreement shall modify, or be interpreted to modify, the application or applicability of any law, document, or authority relating to indemnification.

10.             Non-Disparagement.  You agree that you will not make any disparaging or untruthful remarks about or concerning the Company, its affiliates, officers, directors, employees or agents, whether acting in their individual or representative capacity, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill or business of the Company, or otherwise make remarks that may negatively reflect upon the Company. The Company agrees that it will not make any disparaging or untruthful remarks concerning you and shall use reasonable efforts to cause its officers, directors, employees and agents, to not make any disparaging or untruthful remarks concerning you, or otherwise take any action that could reasonably be anticipated to cause damage to your reputation, goodwill or business, or otherwise make remarks that may negatively reflect upon you.  Nothing in this paragraph shall in any way limit your ability or the ability of the Company or its officers, directors, employees or agents to respond to or cooperate with any government inquiry or investigation or to give truthful testimony as required by law.

11.             Confidentially. In consideration of your former employment and of the payments and other benefits provided under this Separation Agreement, you agree that for a period of two (2) years following the Effective Date, you will hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for your own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by you alone or in conjunction with others) belonging to or concerning the Company except (i) with the prior written consent of the Company duly authorized by its Board; or (ii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by you or your affiliates or (y) that becomes available to you on a non-confidential basis from a source other than the Company who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process.

12.           Non-Competition.   For a period of twelve (12) months from the Effective Date, you agree that you will not solicit any of Titan Energy’s existing customers for equipment sales and/or service business.  It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

13.           Non-Solicitation.  You agree that you will not, directly or indirectly, within one (1) year of the Effective Date, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his or her employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company; provided, however, that in the event an employee with whom you had a preexisting relationship prior to your employment with the Company individually elects to resign as a consequence of your having left the Company’s employ, this non-solicitation provision shall not prohibit their subsequent association.  It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

 14.         Confidential Nature of this Separation Agreement. You and the Company each agree that the consideration provided to you under this Separation Agreement is confidential and that neither shall disclose said consideration to persons outside the Company, except that you the contents of this Separation Agreement may be discussed with your attorneys and tax consultants, each of whom shall agree to be bound by these provisions;  provided ,  however , that nothing herein shall prohibit or restrict the Company or you (or respective attorneys) from making disclosures related to this Separation Agreement as required by law, from responding to any inquiry, or providing testimony, about the fact or terms of this Separation Agreement or the consideration provided to you, or the facts and circumstances underlying this Separation Agreement, before the United States Securities and Exchange Commission or any other federal or state regulatory or law enforcement agency or as required by law, or prohibit or restrict the Company or you from disclosing the terms of this Separation Agreement in any litigation brought to enforce any obligations created by this Separation Agreement.

15.          Return of Company Property. You agree that as of the Effective Date, you will have returned to the Company all of the Company’s property, including all physical property (personal digital assistants, computer disks, access cards, etc.) as well as any and all documents, data, plans, or other information, whether on paper or in electronic form.

16.          Communications. You agree to cooperate with the Company and its officers, directors, employees or agents to coordinate appropriate internal and external communications concerning your separation pursuant to this Separation Agreement, and to designate individuals to whom any questions shall be directed.

17.          Equitable Remedies. The provisions of this Separation Agreement, if breached, could cause the parties to this Separation Agreement to suffer irreparable harm for which damages would be an inadequate remedy. Therefore, upon any such breach or threat thereof, either party to this Separation Agreement shall be entitled to injunctions and other appropriate equitable relief in addition to whatever remedies such party may have at law.

18.           Benefit. This Separation Agreement shall inure to the benefit of and be binding upon each of the parties and to those individuals and entities released herein, and their respective successors.

19.           Governing Law. This Separation Agreement shall be governed by, and construed in accordance with the laws of the State of New York without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction.

20.           Severability. If any of the provisions of this Separation Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable to the fullest extent permitted by law.

21.   Entire Agreement. This Separation Agreement represents and contains the entire understanding between the parties in connection with its subject matter, and supersedes any prior written or oral agreements or understandings. No modification or waiver of any provision of this Separation Agreement shall be valid unless in writing and signed by you and an authorized representative of the Company.

22.   Counterparts. This Separation Agreement may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Separation Agreement until a counterpart hereof has been executed by you and the Company. Facsimiles or other electronic transmission shall be effective as originals.

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Please evidence your agreement to each of the provisions of this Separation Agreement by executing a counterpart hereof where indicated and returning to the undersigned at the address above.

Very truly yours,

TITAN ENERGY WORLDWIDE, INC.

By: /s/Jeffrey Flannery
Name: Jeffrey Flannery Title: CEO

Accepted as of September 15, 2011:

/s/ Thomas Black
Thomas Black